Exhibit 23.3

June 23, 2015

SOLAR POWER, INC.

3400 Douglas Boulevard, Suite 285

Roseville, California

95661-3888

USA

Dear Sir/Madam:

We hereby consent to the reference of our name and inclusion of the summary and quotation of our opinion under the captions “RISK FACTORS AND CAUTION REGARDING FORWARD-LOOKING STATEMENTS--Risks Related to Our International Operations--If the PRC government finds that the structure we have adopted for the e-commerce business does not comply with PRC governmental restrictions on foreign investment in internet-based business, or if there laws or regulations or interpretations of existing laws or regulations change in the future, we could be subject to severe penalties, including the shutting down of the e-commerce and investment platform” in Amendment No. 1 to SPI Energy Co., Ltd.’s Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2015.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/  Grandall Law Firm (Shanghai)

Grandall Law Firm (Shanghai)